Exhibit 99.1
Liberty Latin America Reports Q2 & H1 2024 Results
Sequential financial growth with Q2 reported revenue up 2%
Continued strong Adjusted OIBDA growth in C&W Panama & C&W Caribbean
Post-migration impacts in Puerto Rico; performance to improve in H2
Agreement to combine operations with Tigo in Costa Rica
>$300 million across share repurchases & convertible redemption to date in 2024
Denver, Colorado - August 6, 2024: Liberty Latin America Ltd. (“Liberty Latin America” or “LLA”) (NASDAQ: LILA and LILAK, OTC Link: LILAB) today announced its financial and operating results for the three months (“Q2”) and six months (“YTD” or “H1 2024”) ended June 30, 2024.
CEO Balan Nair commented, “We continued to drive operational and financial growth across most of our businesses in the second quarter with notably strong performances in Panama, Costa Rica and the Caribbean. In Puerto Rico, whilst we experienced additional challenges following completion of the mobile subscriber migration, we remain confident of improved performance in the second half.”
“Our focus on broadband and postpaid mobile additions continued to drive positive results with over 100,000 net subscribers added in the second quarter across Central America and C&W Caribbean. This was more than double the prior-year and 28% higher than the first quarter. The results were driven by strong mobile growth in Panama, where we successfully won customers following the exit of a competitor, and continued momentum in Costa Rica. We also recently announced the combination of our business in Costa Rica with Tigo, which we will control following closing.”
“Costa Rica is a great country to operate in and Liberty Costa Rica is a strong business for us. By combining Liberty and Tigo, the fixed operations will accelerate the transition to FTTH and will enable us to deliver exceptional high-speed services for consumers, provide enhanced customer experiences, drive innovation, and offer growth opportunities for our people. In addition we just launched 5G across the country and are gaining traction in the market as shown by our mobile growth.”
“Looking to the second half of the year, we anticipate a significant inflection in financial performance as we move past impacts from our Puerto Rico migration and begin to execute on our growth plans in that market, while maintaining healthy positive momentum across the rest of the group. In Puerto Rico, we now expect synergies, operating cost improvements and top line sequential growth will drive Adjusted OIBDA to more than $45 million per month towards the end of the second half.”
“We remain confident in achieving our medium term targets, and repurchased 12 million shares in the first half of the year, as well as redeeming our convertible notes that were due in July. In aggregate, this represents over $300 million of capital, which is equivalent to our entire spend in 2023.”

Q2 Business Highlights
•C&W Caribbean: continued financial momentum
◦YoY reported and rebased revenue growth of 3% and 4%, respectively
◦YoY reported and rebased Adj. OIBDA growth of 7% and 8%, respectively
•C&W Panama: strong subscriber growth and financial performance
◦51,000 postpaid mobile subscriber additions as competitor exits market
◦YoY revenue and Adj. OIBDA growth of 9% and 10%, respectively
•Liberty Networks: Strong enterprise growth
◦Resilient MRR performance in wholesale business with steady growth
◦YoY reported enterprise revenue up 17%
•Liberty Puerto Rico: additional impacts following migration
◦Post migration operational challenges stabilizing
◦Operating and financial performance to significantly improve in H2 2024
•Liberty Costa Rica: mobile momentum driving growth
◦Postpaid net adds 65% higher YoY
◦YoY reported and rebased revenue growth of 9% and 4%, respectively
Hurricane Beryl
In July 2024, Hurricane Beryl impacted our Jamaica operation and certain smaller operations within C&W Caribbean, resulting in varying degrees of damage to homes, businesses and infrastructure in these markets. In connection with Hurricane Beryl, we expect to experience adverse subscriber and financial impacts during the remainder of 2024. We currently estimate that due to Hurricane Beryl:
•Revenue and Adjusted OIBDA will be negatively impacted by between $10 million and $20 million for the remainder of 2024, primarily during the third quarter, based on certain factors, such as when power is fully restored to the impacted areas.
•We will incur property and equipment additions of approximately $10 million to $20 million to replace infrastructure and equipment that has been damaged beyond repair or to enhance network resiliency.
Hurricane Beryl triggered our weather derivatives and we expect to receive net third-party proceeds of approximately $44 million that will be reflected as a derivative gain in our financial statements. We are still in the process of assessing the impact of Hurricane Beryl on our homes passed and subscribers.
Stock Repurchase Activity & Convertible Bond Redemption
During the quarter, we repurchased $22 million worth of stock, bringing the YTD 2024 total to $83 million and representing 12 million shares.
In June 2024, we entered into a series of capped call option contracts on a total of 6 million Liberty Latin America Class A and Class C common shares with expiration of 12 to 18 months.
Subsequent to June 30, 2024, we repurchased and cancelled the remaining $140 million of Convertible Notes upon maturity.

Liberty Latin America and Millicom Agree to Combine Operations in Costa Rica
Liberty Latin America and Millicom International Cellular S.A. ("Millicom") announced on August 1, 2024, that they had entered into an agreement to combine their respective operations in Costa Rica. Under the terms of the all-stock agreement, Liberty Latin America and its minority partner in Costa Rica will hold an approximate 86% interest and Millicom 14% in the joint operations with the final ownership percentage to be confirmed at closing.
The transaction reinforces the parties’ commitment to Costa Rica by creating a scaled platform and accelerating investments in fiber network expansion. In a market that is undergoing rapid technological advancements with the deployment of fiber networks by multiple operators, this combination increases fiber competition ensuring high-quality, good value services and access to the digital economy.

The transaction is subject to customary closing conditions, including regulatory authorizations, and we expect the transaction to be completed during the second half of 2025.
Financial and Operating Highlights

Financial Highlights	Q2 2024	Q2 2023	YoY Decline	YoY Rebased Decline[1]	H1 2024	H1 2023	YoY Decline	YoY Rebased Decline[1]

(USD in millions)
Revenue	$1,118	$1,120	—%	(1%)	$2,217	$2,222	—%	(1%)
Operating income	$111	$135	(18%)		$204	$242	(16%)
Adjusted OIBDA[2]	$389	$441	(12%)	(12%)	$763	$841	(9%)	(10%)
Property & equipment additions	$180	$192	(7%)		$315	$337	(7%)
As a percentage of revenue	16%	17%			14%	15%

Adjusted FCF before distributions to noncontrolling interest owners	$(7)	$72			$(157)	$22
Distributions to noncontrolling interest owners	$(11)	$(41)			$(11)	$(41)
Adjusted FCF[3]	$(18)	$31			$(168)	$(19)

Cash provided by operating activities	$157	$226			$180	$288
Cash used by investing activities	$(166)	$(159)			$(282)	$(291)
Cash used by financing activities	$(55)	$(97)			$(281)	$(133)
Amounts may not recalculate due to rounding.

Operating Highlights[4]	Q2 2024	Q1 2024

Total customers	1,966,300	1,965,400
Organic customer additions	900	14,500
Fixed RGUs	3,997,400	3,978,100
Organic RGU additions	19,300	44,700
Organic internet additions	8,900	21,800
Mobile subscribers	7,912,300	7,907,400
Organic mobile gains / (losses)	20,800	(57,000)
Organic postpaid additions	8,100	23,200

Revenue Highlights
The following table presents (i) revenue of each of our segments and corporate operations for the periods indicated and (ii) the percentage change from period-to-period on both a reported and rebased basis:

	Three months ended		Increase/(decrease)		Six months ended		Increase/(decrease)
	June 30,				June 30,
	2024	2023	%	Rebased %	2024	2023	%	Rebased %
	in millions, except % amounts

C&W Caribbean	$368.3	$356.3	3	4	$732.5	$710.1	3	4
C&W Panama	197.2	180.8	9	9	366.4	346.1	6	6
Liberty Networks	119.1	118.6	—	(1)	227.6	227.3	—	(2)
Liberty Puerto Rico	308.6	349.5	(12)	(12)	635.8	713.0	(11)	(11)
Liberty Costa Rica	147.2	135.2	9	4	299.5	264.4	13	6
Corporate	5.9	5.6	5	5	11.0	12.0	(8)	(8)
Eliminations	(28.3)	(25.8)	N.M.	N.M.	(55.4)	(51.2)	N.M.	N.M.
Total	$1,118.0	$1,120.2	—	(1)	2,217.4	$2,221.7	—	(1)
N.M. – Not Meaningful.
•Reported revenue for the three and six months ended June 30, 2024 was flat as compared to the corresponding prior-year periods.
◦Reported revenue in Q2 and H1 2024 was flat as (1) net organic growth driven by C&W Caribbean and C&W Panama and (2) net foreign exchange benefits of $8 million and $24 million, respectively, were offset by organic declines in Liberty Puerto Rico.
Q2 2024 Revenue Growth – Segment Highlights
•C&W Caribbean: revenue grew 3% on a reported basis and 4% on a rebased basis, year-over-year, driven by growth across all product areas.
◦Fixed residential revenue increased by 1% on a reported basis and by 2% on a rebased basis. Rebased performance was driven by ARPU growth mainly due to price increases across a number of markets, and supported by broadband subscriber growth, primarily in Jamaica.
◦Mobile residential revenue increased by 4% on a reported basis and by 5% on a rebased basis. Performance resulted from an increase in postpaid subscribers year-over-year driven by our fixed-mobile convergence propositions and higher prepaid ARPU following price increases.
◦B2B revenue was 5% higher on both a reported and rebased basis. Growth was driven by higher project-related revenue.
•C&W Panama: revenue grew by 9% on a reported and rebased basis, year-over-year.
◦Fixed residential revenue was up 4%, driven by broadband RGU additions following expansion of our FTTH networks, products and commercial activities.
◦Mobile residential revenue grew by 4%, driven by improved prepaid ARPU as our products and promotions led to increased recharge activity. This was partly offset by decreases in prepaid mobile subscribers over the past twelve months, driven by the net impact of (i) churn related to the migration of customers to our network following the

Claro Panama Acquisition, and (ii) the addition of customers to our base following the exit of a competitor from our market.
◦B2B revenue increased by 17% primarily due to increased revenue from government-related projects.
•Liberty Networks: revenue was flat and declined by 1% on a reported and rebased basis, respectively. The year-over-year rebased decline was driven by lower wholesale network revenue associated with a reduction of $6 million in non-cash IRU revenue primarily due to lower amortization year-over-year. This was partly offset by higher enterprise revenue due to continued growth in managed services and B2B connectivity.
•Liberty Puerto Rico: revenue was 12% lower on a reported and rebased basis, year-over-year.
◦Residential fixed revenue was broadly stable year-over-year, declining by 1%, as broadband subscriber additions over the past twelve months were more than offset by lower ARPU, primarily due to retention discounts, including for customers previously receiving subsidized services through the Affordable Connectivity Program (ACP).
◦Residential mobile revenue was 21% lower compared to the prior-year period. This was driven by a reduction in mobile subscribers, impacted by disruption related to the migration of customers to our mobile network and a reduction in roaming revenue.
◦B2B revenue declined by 6% year-over-year, primarily reflecting the cancellation of the FCC's Emergency Connectivity Fund (ECF) which led to a reduction of 74,000 mobile postpaid subs over the past year.
◦Other revenue declined by $4 million as compared to the prior-year quarter due to a reduction in revenue recognized on funds received from the FCC.
•Liberty Costa Rica: revenue grew by 9% on a reported basis and 4% on a rebased basis, year-over-year. Reported performance benefited from a $7 million positive foreign exchange impact as the Costa Rican colon appreciated against the U.S. dollar. The strong year-over-year rebased performance was driven by higher mobile revenue due to increased equipment sales and postpaid subscriber growth.
Operating Income
•Operating income was $111 million and $135 million for the three months ended June 30, 2024 and 2023, respectively, and $204 million and $242 million for the six months ended June 30, 2024 and 2023, respectively.
◦We reported lower operating income during the three and six months ended June 30, 2024, as compared to the corresponding periods in 2023, primarily due to the net impact of (i) declines in Adjusted OIBDA and (ii) decreases in impairment, restructuring and other operating items, net.

Adjusted OIBDA Highlights
The following table presents (i) Adjusted OIBDA of each of our reportable segments and our corporate category for the periods indicated and (ii) the percentage change from period-to-period on both a reported and rebased basis:

	Three months ended		Increase (decrease)		Six months ended		Increase (decrease)
	June 30,				June 30,
	2024	2023	%	Rebased %	2024	2023	%	Rebased %
	in millions, except % amounts

C&W Caribbean	$157.0	$146.3	7	8	$307.6	$286.5	7	8
C&W Panama	64.8	59.0	10	10	121.6	102.5	19	19
Liberty Networks	63.1	72.2	(13)	(13)	122.3	135.8	(10)	(10)
Liberty Puerto Rico	71.1	137.2	(48)	(48)	140.2	265.2	(47)	(47)
Liberty Costa Rica	53.4	50.1	7	1	111.7	95.3	17	10
Corporate	(20.3)	(23.6)	14	14	(40.1)	(44.0)	9	9
Total	$389.1	$441.2	(12)	(12)	$763.3	$841.3	(9)	(10)

Operating income margin	9.9%	12.1%	9.2%	10.9%

Adjusted OIBDA margin	34.8%	39.4%	34.4%	37.9%

N.M. – Not Meaningful.
•Reported Adjusted OIBDA for the three and six months ended June 30, 2024 decreased by 12% and 9%, respectively, as compared to the corresponding prior-year periods.
◦Reported Adjusted OIBDA declined in Q2 and H1 2024 as organic growth in C&W Panama and C&W Caribbean, was more than offset by reductions in Liberty Puerto Rico and Liberty Networks.

Q2 2024 Adjusted OIBDA Growth – Segment Highlights
•C&W Caribbean: Adjusted OIBDA increased by 7% on a reported and 8% rebased basis, respectively, primarily driven by the aforementioned revenue growth and supported by cost containment. Our Adjusted OIBDA margin improved by over 150 basis points year-over-year to 42.6%.
•C&W Panama: Adjusted OIBDA increased by 10% on both a reported and rebased basis, driven by the aforementioned revenue growth.
•Liberty Networks: Adjusted OIBDA decreased by 13% on both a reported and rebased basis. Our rebased performance was driven primarily by the aforementioned non-cash related revenue decline in the quarter, and higher bad debt expense mostly driven by adjustments for two large customers.
•Liberty Puerto Rico: Adjusted OIBDA declined by 48% on a reported and rebased basis. The performance was driven by the net impact of: (i) our aforementioned revenue decline, (ii) lower direct costs, primarily due to lower TSA and roaming costs, and (iii) higher other operating costs mainly related to (a) migration activities, including a $12 million increase in bad debt expense related to billing and collection issues, (b) higher information technology service and license expenses, as we transitioned mobile customers to our internal systems and (c) an $8 million credit related to the CARES Act received in the prior-year period. TSA, integration and inventory costs related to the migration were $16 million in the quarter.
•Liberty Costa Rica: Adjusted OIBDA grew by 7% and 1% on a reported and rebased basis, respectively. Rebased performance was driven by the aforementioned revenue growth and favorable foreign exchange movements on non-CRC denominated costs, partly offset by higher operating costs related to sales activity.
Net Earnings (Loss) Attributable to Shareholders
•Net earnings (loss) attributable to shareholders was ($43 million) for each of the three and six months ended June 30, 2024, and $35 million and ($31 million) for the three and six months ended June 30, 2023, respectively.

Property & Equipment Additions and Capital Expenditures
The table below highlights the categories of the property and equipment additions (P&E Additions) for the indicated periods and reconciles to cash paid for capital expenditures, net.

	Three months ended		Six months ended
	June 30,		June 30,
	2024	2023	2024	2023
	USD in millions

Customer Premises Equipment	$46.0	$44.6	$87.3	$91.5
New Build & Upgrade	43.7	34.6	67.7	62.6
Capacity	26.1	26.2	49.6	45.6
Baseline	52.1	69.3	90.0	108.7
Product & Enablers	11.7	17.7	19.9	28.7
Property & equipment additions	179.6	192.4	314.5	337.1
Assets acquired under capital-related vendor financing arrangements	(38.1)	(36.0)	(72.1)	(71.9)
Changes in current liabilities related to capital expenditures and other	(1.0)	2.6	7.8	7.9
Capital expenditures, net	$140.5	$159.0	$250.2	$273.1

Property & equipment additions as % of revenue	16.1%	17.2%	14.2%	15.2%

Property & Equipment Additions:
C&W Caribbean	$55.1	$72.2	$99.4	$118.2
C&W Panama	31.4	25.9	48.0	45.5
Liberty Networks	14.6	13.1	26.4	23.9
Liberty Puerto Rico	48.9	54.0	89.9	101.7
Liberty Costa Rica	20.9	17.6	32.0	30.3
Corporate	8.7	9.6	18.8	17.5
Property & equipment additions	$179.6	$192.4	$314.5	$337.1

Property & Equipment Additions as a Percentage of Revenue by Reportable Segment:
C&W Caribbean	15.0%	20.3%	13.6%	16.6%
C&W Panama	15.9%	14.3%	13.1%	13.1%
Liberty Networks	12.3%	11.0%	11.6%	10.5%
Liberty Puerto Rico	15.8%	15.5%	14.1%	14.3%
Liberty Costa Rica	14.2%	13.0%	10.7%	11.5%

New Build and Homes Upgraded by Reportable Segment[1]:
C&W Caribbean	41,400	39,200	63,800	83,400
C&W Panama	13,100	25,600	30,400	52,800
Liberty Puerto Rico	15,600	15,600	29,400	24,500
Liberty Costa Rica	23,800	13,400	42,900	23,000
Total	93,900	93,800	166,500	183,700
1.Table excludes Liberty Networks as that segment only provides B2B-related services.

Summary of Debt, Finance Lease Obligations and Cash & Cash Equivalents
The following table details the U.S. dollar equivalent balances of the outstanding principal amounts of our debt and finance lease obligations, and cash and cash equivalents at June 30, 2024:

	Debt	Finance lease obligations	Debt and finance lease obligations	Cash, cash equivalents and restricted cash related to debt
	in millions

Liberty Latin America[1]	$139.6	$—	$139.6	$104.2
C&W2	4,833.9	—	4,833.9	465.7
Liberty Puerto Rico[3]	2,707.6	5.2	2,712.8	31.8
Liberty Costa Rica	450.0	—	450.0	9.9
Total	$8,131.1	$5.2	$8,136.3	$611.6

Consolidated Leverage and Liquidity Information:			June 30, 2024	March 31, 2024

Consolidated debt and finance lease obligations to operating income ratio			20.0x	19.7x
Consolidated net debt and finance lease obligations to operating income ratio			18.5x	18.1x
Consolidated gross leverage ratio[4]			5.3x	5.0x
Consolidated net leverage ratio[4]			4.9x	4.6x
Weighted average debt tenor[5]			3.9 years	4.1 years
Fully-swapped borrowing costs			6.0%	6.0%
Unused borrowing capacity (in millions)[6]			$843.3	$870.5
1.Represents the amount held by Liberty Latin America on a standalone basis plus the aggregate amount held by subsidiaries of Liberty Latin America that are outside our borrowing groups.
2.Represents the C&W borrowing group, including the C&W Caribbean, Liberty Networks and C&W Panama reportable segments.
3.Cash amount includes restricted cash that serves as collateral against certain letters of credit associated with the funding received from the FCC to continue to expand and improve our fixed network in Puerto Rico.
4.Consolidated leverage ratios are non-GAAP measures. For additional information, including definitions of our consolidated leverage ratios and required reconciliations, see Non-GAAP Reconciliations below.
5.For purposes of calculating our weighted average tenor, total debt excludes vendor financing, debt related to the Tower Transactions, other debt and finance lease obligations.
6.At June 30, 2024, the full amount of unused borrowing capacity under our subsidiaries' revolving credit facilities was available to be borrowed, both before and after completion of the June 30, 2024 compliance reporting requirements.

Quarterly Subscriber Variance

	Fixed and Mobile Subscriber Variance Table — June 30, 2024 vs March 31, 2024
	Homes Passed	Fixed-line Customer Relationships	Video RGUs	Internet RGUs	Telephony RGUs	Total RGUs	Prepaid	Postpaid	Total Mobile Subscribers

C&W Caribbean:
Jamaica	1,000	1,700	(1,500)	3,400	3,100	5,000	(11,900)	7,400	(4,500)
The Bahamas	—	(600)	(200)	(300)	(600)	(1,100)	(3,400)	(500)	(3,900)
Trinidad and Tobago	—	(2,500)	(300)	(2,600)	(1,800)	(4,700)	—	—	—
Barbados	—	(200)	(200)	200	(600)	(600)	(2,000)	1,300	(700)
Other	200	(200)	(1,100)	(1,300)	(1,200)	(3,600)	(7,900)	4,200	(3,700)
Total C&W Caribbean	1,200	(1,800)	(3,300)	(600)	(1,100)	(5,000)	(25,200)	12,400	(12,800)
C&W Panama	8,800	2,400	4,400	7,000	6,100	17,500	60,100	50,700	110,800
Total C&W	10,000	600	1,100	6,400	5,000	12,500	34,900	63,100	98,000
Liberty Puerto Rico	1,400	(1,500)	(2,900)	(400)	1,200	(2,100)	2,100	(85,600)	(83,500)
Liberty Costa Rica	20,400	1,800	1,900	2,900	4,100	8,900	(24,300)	30,600	6,300
Total Organic Change	31,800	900	100	8,900	10,300	19,300	12,700	8,100	20,800

Q2 2024 Adjustments:
C&W Caribbean - Jamaica[1]	—	—	—	—	—	—	(15,900)	—	(15,900)
Total Q2 2024 Adjustments:	—	—	—	—	—	—	(15,900)	—	(15,900)

Net additions (losses)	31,800	900	100	8,900	10,300	19,300	(3,200)	8,100	4,900
1.Jamaica prepaid adjustment relates to mobile 2G shutdown.

ARPU per Customer Relationship
The following table provides ARPU per customer relationship for the indicated periods:

	Three months ended			FX-Neutral[1]
	June 30, 2024	March 31, 2024	% Change	% Change
Reportable Segment:
C&W Caribbean	$49.38	$48.69	1%	2%
C&W Panama	$37.79	$38.44	(2%)	(2%)
Liberty Puerto Rico	$73.05	$72.82	—%	—%
Liberty Costa Rica[2]	$43.33	$44.64	(3%)	(3%)
Cable & Wireless Borrowing Group	$46.58	$46.24	1%	1%
Mobile ARPU
The following table provides ARPU per mobile subscriber for the indicated periods:

	Three months ended			FX-Neutral[1]
	June 30, 2024	March 31, 2024	% Change	% Change

Reportable Segment:
C&W Caribbean	$14.68	$14.61	—%	1%
C&W Panama	$12.19	$11.28	8%	8%
Liberty Puerto Rico[3]	$39.75	$40.48	(2%)	(2%)
Liberty Costa Rica[4]	$7.11	$7.07	1%	—%
Cable & Wireless Borrowing Group	$13.47	$13.00	4%	4%
1.The FX-Neutral change represents the percentage change on a sequential basis adjusted for FX impacts and is calculated by adjusting the current-period figures to reflect translation at the foreign currency rates used to translate the prior quarter amounts.
2.The ARPU per customer relationship amounts in Costa Rican colones for the three months ended June 30, 2024 and March 31, 2024 were CRC 22,261 and CRC 22,947, respectively.
3.The mobile ARPU amount for the three months ended June 30, 2024 excludes the impact of 39,300 ECF subscribers that were disconnected on April 1.
4.The mobile ARPU amount in Costa Rican colones for the three months ended June 30, 2024 and March 31, 2024 were CRC 3,652 and CRC 3,641, respectively.

Forward-Looking Statements and Disclaimer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our strategies, priorities and objectives, performance, guidance and growth expectations; our digital strategy, product innovation and commercial plans and projects; subscriber growth; expectations on demand for connectivity in the region; our anticipated integration plans, including synergies, opportunities and integration costs in Puerto Rico following the AT&T Acquisition; the timing, benefits and expected impact of the transaction with Millicom; the strength of our balance sheet and tenor of our debt; our share repurchase program; the impact of Hurricane Beryl on our business; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as hurricanes and other natural disasters, political or social events, and pandemics, such as COVID-19, the uncertainties surrounding such events, the ability and cost to restore networks in the markets impacted by hurricanes or generally to respond to any such events; the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings; our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers; the effects of changes in laws or regulation; general economic factors; our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the ability to obtain regulatory approvals and satisfy the other conditions to closing with respect to the transaction with DISH in Puerto Rico and USVI and the transaction with Millicom in Costa Rica; the availability of attractive programming for our video services and the costs associated with such programming; our ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies to access cash of their respective subsidiaries; the impact of our operating companies' future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers and vendors to timely deliver quality products, equipment, software, services and access; our ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Form 10-K and Form 10-Q. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Latin America
Liberty Latin America is a leading communications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands BTC, Flow, Liberty and Más Móvil, and through ClaroVTR, our joint venture in Chile. The communications and entertainment services that we offer to our residential and business customers in the region include digital video, broadband internet, telephony and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a subsea and terrestrial fiber optic cable network that connects approximately 40 markets in the region.

Liberty Latin America has three separate classes of common shares, which are traded on the NASDAQ Global Select Market under the symbols “LILA” (Class A) and “LILAK” (Class C), and on the OTC link under the symbol “LILAB” (Class B).

For more information, please visit www.lla.com or contact:

Investor Relations    Corporate Communications
Kunal Patel    ir@lla.com     Kim Larson    llacommunications@lla.com

Footnotes
1.Rebased growth rates are a non-GAAP measure. The indicated growth rates are rebased for the estimated impacts of FX. See Non-GAAP Reconciliations below.
2.Consolidated Adjusted OIBDA is a non-GAAP measure. For the definition of Adjusted OIBDA and required reconciliations, see Non-GAAP Reconciliations below.
3.Adjusted Free Cash Flow (“Adjusted FCF”) is a non-GAAP measure. For the definition of Adjusted FCF and required reconciliations, see Non-GAAP Reconciliations below.
4.See Glossary for the definition of RGUs and mobile subscribers. Organic figures exclude RGUs and mobile subscribers of acquired entities at the date of acquisition and other non-organic adjustments, but include the impact of changes in RGUs and mobile subscribers from the date of acquisition. All subscriber / RGU additions or losses refer to net organic changes, unless otherwise noted.

Additional Information | Cable & Wireless Borrowing Group
The following table reflects preliminary unaudited selected financial results, on a consolidated C&W basis, for the periods indicated, in accordance with U.S. GAAP.

	Three months ended
	June 30,		Change	Rebased change[1]
	2024	2023
	in millions, except % amounts

Revenue	$662.3	$634.5	4%	4%

Operating income	$98.0	$54.2	81%

Adjusted OIBDA	$284.4	$277.7	2%	3%

Property & equipment additions	$101.1	$111.1	(9%)

Operating income as a percentage of revenue	14.8%	8.5%

Adjusted OIBDA as a percentage of revenue	42.9%	43.8%

Proportionate Adjusted OIBDA	$236.1	$234.8

	Six months ended
	June 30,		Change	Rebased change[1]
	2024	2023
	in millions, except % amounts

Revenue	$1,282.6	$1,241.7	3%	3%

Operating income	$178.4	$114.8	55%

Adjusted OIBDA	$551.1	$524.7	5%	5%

Property & equipment additions	$173.8	$187.6	(7%)

Operating income as a percentage of revenue	13.9%	9.2%

Adjusted OIBDA as a percentage of revenue	43.0%	42.3%

Proportionate Adjusted OIBDA	$459.3	$446.8
1.    Indicated growth rates are rebased for the estimated impacts of FX.

The following table details the U.S. dollar equivalent of the nominal amount outstanding of C&W's third-party debt and cash and cash equivalents:

		June 30,	March 31,
	Facility Amount	2024	2024
	in millions
Credit Facilities:
Revolving Credit Facility due 2027 (Adjusted Term SOFR + 3.25%)	$580.0	$—	$—
Term Loan Facility B-5 due 2028 (Adjusted Term SOFR + 2.25%)	$1,510.0	1,510.0	1,510.0
Term Loan Facility B-6 due 2029 (Adjusted Term SOFR + 3.00%)	$590.0	590.0	590.0
Total Senior Secured Credit Facilities		2,100.0	2,100.0
4.25% CWP Term Loan due 2028	$435.0	435.0	435.0
Regional and other debt		125.2	126.4
Total Credit Facilities		2,660.2	2,661.4
Notes:
5.75% USD Senior Secured Notes due 2027	$495.0	495.0	495.0
6.875% USD Senior Notes due 2027	$1,220.0	1,220.0	1,220.0
Total Notes		1,715.0	1,715.0
Vendor financing and Tower Transactions		458.7	447.7
Total third-party debt		4,833.9	4,824.1
Less: premiums, discounts and deferred financing costs, net		(22.8)	(24.3)
Total carrying amount of third-party debt		4,811.1	4,799.8
Less: cash and cash equivalents		(465.7)	(513.2)
Net carrying amount of third-party debt		$4,345.4	$4,286.6

•At June 30, 2024, our third-party total and proportionate net debt was $4.3 billion and $4.1 billion, respectively, our Fully-swapped Borrowing Cost was 5.4%, and the average tenor of our debt obligations (excluding vendor financing and debt related to the Tower Transactions) was approximately 3.6 years.
•Our portion of Adjusted OIBDA, after deducting the noncontrolling interests' share, (“Proportionate Adjusted OIBDA”) was $236 million for Q2 2024.
•C&W's Covenant Proportionate Net Leverage Ratio was 4.0x, which is calculated by annualizing the last two quarters of Covenant EBITDA in accordance with C&W's Credit Agreement.

•At June 30, 2024, we had maximum undrawn commitments of $636 million, including $80 million under our regional facilities. At June 30, 2024, the full amount of unused borrowing capacity under our credit facilities (including regional facilities) was available to be borrowed, both before and after completion of the June 30, 2024 compliance reporting requirements.

Liberty Puerto Rico (LPR) Borrowing Group
The following table reflects preliminary unaudited selected financial results, on a consolidated Liberty Puerto Rico basis, for the periods indicated, in accordance with U.S. GAAP:

	Three months ended
	June 30,		Change
	2024	2023
	in millions, except % amounts

Revenue	$308.6	$349.5	(12)%

Operating income	$(19.1)	$61.9	(131)%

Adjusted OIBDA	$71.1	$137.2	(48)%

Property & equipment additions	$48.9	$54.0	(9)%

Operating income as a percentage of revenue	(6.2)%	17.7%

Adjusted OIBDA as a percentage of revenue	23.0%	39.3%

	Six months ended
	June 30,		Change
	2024	2023
	in millions, except % amounts

Revenue	$635.8	$713.0	(11)%

Operating income (loss)	$(28.5)	$117.1	(124)%

Adjusted OIBDA	$140.2	$265.2	(47)%

Property & equipment additions	$89.9	$101.7	(12)%

Operating income (loss) as a percentage of revenue	(4.5)%	16.4%

Adjusted OIBDA as a percentage of revenue	22.1%	37.2%

The following table details the nominal amount outstanding of Liberty Puerto Rico's third-party debt, finance lease obligations and cash and cash equivalents:

		June 30,	March 31,
	Facility amount	2024	2024
	in millions

Credit Facilities:
Revolving Credit Facility due 2027 (Adjusted Term SOFR + 3.50%)	$172.5	$25.0	$—
Term Loan Facility due 2028 (Adjusted Term SOFR + 3.75%)	$620.0	620.0	620.0
Total Senior Secured Credit Facilities		645.0	620.0
Notes:
6.75% Senior Secured Notes due 2027	$1,161.0	1,161.0	1,161.0
5.125% Senior Secured Notes due 2029	$820.0	820.0	820.0
Total Notes		1,981.0	1,981.0
Vendor financing and Tower Transactions		81.6	81.7
Finance lease obligations		5.2	5.3
Total debt and finance lease obligations		2,712.8	2,688.0
Less: premiums and deferred financing costs, net		(19.2)	(20.4)
Total carrying amount of debt		2,693.6	2,667.6
Less: cash, cash equivalents and restricted cash related to debt[1]		(31.8)	(59.9)
Net carrying amount of debt		$2,661.8	$2,607.7
1.Cash amounts include restricted cash that serves as collateral against certain letters of credit associated with funding received from the FCC to continue to expand and improve our fixed network in Puerto Rico.
•At June 30, 2024, our Fully-swapped Borrowing Cost was 6.2% and the average tenor of our debt (excluding vendor financing, debt related to the Tower Transactions and other debt) was approximately 4.0 years.
•LPR's Covenant Consolidated Net Leverage Ratio was 7.6x, which is calculated by annualizing the last two quarters of Covenant EBITDA in accordance with LPR’s Group Credit Agreement.

•At June 30, 2024, we had maximum undrawn commitments of $148 million. At June 30, 2024, the full amount of unused borrowing capacity under our revolving credit facility was available to be borrowed, both before and after completion of the June 30, 2024 compliance reporting requirements.

Liberty Costa Rica Borrowing Group
The following table reflects preliminary unaudited selected financial results, on a consolidated Liberty Costa Rica basis, for the periods indicated, in accordance with U.S. GAAP:

	Three months ended
	June 30,		Change
	2024	2023
	CRC in billions, except % amounts

Revenue	75.6	73.0	4%

Operating income	14.2	13.0	9%

Adjusted OIBDA	27.4	27.1	1%

Property & equipment additions	10.7	9.5	13%

Operating income as a percentage of revenue	18.8%	17.8%

Adjusted OIBDA as a percentage of revenue	36.2%	37.1%

	Six months ended
	June 30,		Change
	2024	2023
	CRC in billions, except % amounts

Revenue	153.9	145.7	6%

Operating income	31.6	21.4	48%

Adjusted OIBDA	57.4	52.5	10%

Property & equipment additions	16.4	16.6	(1%)

Operating income as a percentage of revenue	20.5%	14.7%

Adjusted OIBDA as a percentage of revenue	37.3%	36.0%

The following table details the borrowing currency and Costa Rican colón equivalent of the nominal amount outstanding of Liberty Costa Rica's third-party debt and cash and cash equivalents:

	June 30,		March 31,
	2024		2024
	Borrowing currency in millions	CRC equivalent in billions

10.875% Term Loan A Facility due 2031[1]	$50.0	26.3	25.1
10.875% Term Loan B Facility due 2031[1]	$400.0	210.6	200.6
Revolving Credit Facility due 2028 (Term SOFR[2] + 4.25%)	$60.0	—	7.0
Total debt		236.9	232.7
Less: deferred financing costs		(7.0)	(7.1)
Total carrying amount of debt		229.9	225.6
Less: cash and cash equivalents		(5.2)	(6.4)
Net carrying amount of debt		224.7	219.2

Exchange rate (CRC to $)		526.5	501.4
1.    From July 15, 2028 and thereafter, the interest rate is subject to increase by 0.125% per annum for each of the two Sustainability Performance Targets (as defined in the credit agreement) not achieved by Liberty Costa Rica by no later than December 31, 2027.
2.    Forward-looking term rate based on SOFR as published by CME Group Benchmark Administration Limited.

•At June 30, 2024, our Fully-swapped Borrowing Cost was 10.9% and the average tenor of our debt was approximately 6.5 years.
•LCR's Covenant Consolidated Net Leverage Ratio was 2.0x, which is calculated by annualizing the last two quarters of Covenant EBITDA in accordance with LCR’s Credit Agreement.

•At June 30, 2024, we had maximum undrawn commitments of $60 million. At June 30, 2024, the full amount of unused borrowing capacity under our revolving credit facility was available to be borrowed, both before and after completion of the June 30, 2024 compliance reporting requirements.

Subscriber Table

	Consolidated Operating Data — June 30, 2024
	Homes Passed	Fixed-line Customer Relationships	Video RGUs	Internet RGUs	Telephony RGUs	Total RGUs	Prepaid	Postpaid	Total Mobile Subscribers

C&W Caribbean:
Jamaica	744,000	355,600	127,800	341,500	337,000	806,300	1,089,300	121,000	1,210,300
The Bahamas	125,700	33,000	7,600	26,300	32,000	65,900	133,300	25,700	159,000
Trinidad and Tobago	341,700	143,500	96,800	126,900	88,300	312,000	—	—	—
Barbados	140,400	85,400	38,800	78,900	68,300	186,000	79,900	52,100	132,000
Other	388,900	217,100	71,000	193,500	109,100	373,600	313,400	136,400	449,800
Total C&W Caribbean	1,740,700	834,600	342,000	767,100	634,700	1,743,800	1,615,900	335,200	1,951,100
C&W Panama	970,000	267,600	173,500	245,800	233,200	652,500	1,502,300	407,900	1,910,200
Total C&W	2,710,700	1,102,200	515,500	1,012,900	867,900	2,396,300	3,118,200	743,100	3,861,300
Liberty Puerto Rico [1]	1,181,100	581,700	232,100	550,100	275,400	1,057,600	95,200	739,600	834,800
Liberty Costa Rica [2]	787,100	282,400	188,200	269,100	86,200	543,500	2,246,700	969,500	3,216,200
Total	4,678,900	1,966,300	935,800	1,832,100	1,229,500	3,997,400	5,460,100	2,452,200	7,912,300

1.Postpaid mobile subscribers include 154,500 CRUs.
2.Our homes passed in Liberty Costa Rica include 54,000 homes on a third-party network that provides us long-term access.

Glossary
Adjusted OIBDA Margin – Calculated by dividing Adjusted OIBDA by total revenue for the applicable period.
ARPU – Average revenue per unit refers to the average monthly subscription revenue (subscription revenue excludes interconnect, mobile handset sales and late fees) per average customer relationship or mobile subscriber, as applicable. ARPU per average customer relationship is calculated by dividing the average monthly subscription revenue from residential fixed and SOHO fixed services by the average of the opening and closing balances for customer relationships for the indicated period. ARPU per average mobile subscriber is calculated by dividing the average monthly mobile service revenue by the average of the opening and closing balances for mobile subscribers for the indicated period. Unless otherwise indicated, ARPU per customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per average RGU is calculated by dividing the average monthly subscription revenue from the applicable residential fixed service by the average of the opening and closing balances of the applicable RGUs for the indicated period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average customer relationship or mobile subscriber, as applicable. Customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized.
Consolidated Debt and Finance Lease Obligations to Operating Income Ratio – Defined as total principal amount of debt outstanding (including liabilities related to vendor financing, debt related to the Tower Transactions, other debt and finance lease obligations) to annualized operating income from the most recent two consecutive fiscal quarters.
Consolidated Net Debt and Finance Lease Obligations to Operating Income Ratio – Defined as total principal amount of debt outstanding (including liabilities related to vendor financing, debt related to the Tower Transactions, other debt and finance lease obligations) less cash, cash equivalents and restricted cash related to debt to annualized operating income from the most recent two consecutive fiscal quarters.
CRU – Corporate responsible user.
Customer Relationships – The number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (“EBU”) adjustments, we reflect corresponding adjustments to our customer relationship counts. For further information regarding our EBU calculation, see Additional General Notes below. Customer relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two customer relationships. We exclude mobile-only customers from customer relationships.
Fully-swapped Borrowing Cost – Represents the weighted average interest rate on our debt (excluding finance leases and including vendor financing obligations, debt related to the Tower Transactions and other debt), including the effects of derivative instruments, original issue premiums or discounts, which includes a discount on the convertible notes issued by Liberty Latin America associated with a conversion option feature, and commitment fees, but excluding the impact of financing costs.
Homes Passed – Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant. Certain of our homes passed counts are based on census data that can change based on either revisions to the data or from new census results.
Internet (Broadband) RGU – A home, residential multiple dwelling unit or commercial unit that receives internet services over our network.
Leverage – Our gross and net leverage ratios, each a non-GAAP measure, are defined as total debt (total principal amount of debt outstanding, including liabilities related to vendor financing, debt related to the Tower Transactions, other debt and finance lease obligations, net of projected derivative principal-related cash payments (receipts)) and net debt to annualized Adjusted OIBDA of the latest two quarters. Net debt is defined as total debt (including the convertible notes and liabilities related to vendor financing and finance lease obligations) less cash, cash equivalents and restricted cash related to debt. For purposes of these calculations, debt is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements.

Mobile Subscribers – Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts. Our Liberty Puerto Rico segment prepaid subscriber count includes mobile reseller subscribers, which represent organizations that purchase minutes and data at wholesale prices and subsequently resell it under the purchaser's brand name. These reseller subscribers result in a significantly lower ARPU than the remaining subscribers included in our prepaid balance. Additionally, our Liberty Puerto Rico segment postpaid subscriber count includes CRUs, which represent an individual receiving mobile services through an organization that has entered into a contract for mobile services with us and where the organization is responsible for the payment of the CRU’s mobile services.
NPS – Net promoter score.
Property and Equipment Addition Categories
•Customer Premises Equipment: Includes capitalizable equipment and labor, materials and other costs directly associated with the installation of such CPE;
•New Build & Upgrade: Includes capitalizable costs of network equipment, materials, labor and other costs directly associated with entering a new service area and upgrading our existing network;
•Capacity: Includes capitalizable costs for network capacity required for growth and services expansions from both existing and new customers. This category covers Core and Access parts of the network and includes, for example, fiber node splits, upstream/downstream spectrum upgrades and optical equipment additions in our international backbone connections;
•Baseline: Includes capitalizable costs of equipment, materials, labor and other costs directly associated with maintaining and supporting the business. Relates to areas such as network improvement, property and facilities, technical sites, information technology systems and fleet; and
•Product & Enablers: Discretionary capitalizable costs that include investments (i) required to support, maintain, launch or innovate in new customer products, and (ii) in infrastructure, which drive operational efficiency over the long term.
Proportionate Net Leverage Ratio (C&W) – Calculated in accordance with C&W's Credit Agreement, taking into account the ratio of outstanding indebtedness (subject to certain exclusions) less cash and cash equivalents to EBITDA (subject to certain adjustments) for the last two quarters annualized, with both indebtedness and EBITDA reduced proportionately to remove any noncontrolling interests' share of the C&W group.
Revenue Generating Unit (RGU) – RGU is separately a video RGU, internet RGU or telephony RGU. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in Puerto Rico subscribed to our video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. RGUs are generally counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled video, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as RGUs during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.
SOHO – Small office/home office customers.
Telephony RGU – A home, residential multiple dwelling unit or commercial unit that receives voice services over our network. Telephony RGUs exclude mobile subscribers.

Tower Transactions – Transactions entered into during 2023 associated with certain of our mobile towers across various markets that (i) have terms of 15 or 20 years and did not meet the criteria to be accounted for as a sale and leaseback and (ii) also include "build to suit" sites that we are obligated to construct over the next 5 years.
U.S. GAAP – Generally accepted accounting principles in the United States.
Video RGU – A home, residential multiple dwelling unit or commercial unit that receives our video service over our network, primarily via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Video RGUs that are not counted on an EBU basis are generally counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one RGU.
Additional General Notes
Most of our operations provide telephony, broadband internet, mobile data, video or other B2B services. Certain of our B2B service revenue is derived from SOHO customers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHO customers, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs and SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO customers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.
Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels, and hospitals, in Puerto Rico. Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates.
While we take appropriate steps to ensure that subscriber and homes passed statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber and homes passed counting process. We periodically review our subscriber and homes passed counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber and homes passed statistics based on those reviews.

Non-GAAP Reconciliations
We include certain financial measures in this press release that are considered non-GAAP measures, including (i) Adjusted OIBDA and Adjusted OIBDA Margin, each on a consolidated basis, (ii) Adjusted Free Cash Flow, (iii) rebased revenue and rebased Adjusted OIBDA growth rates, and (iv) consolidated leverage ratios. The following sections set forth reconciliations of the nearest GAAP measure to our non-GAAP measures, as well as information on how and why management of the Company believes such information is useful to an investor.
Adjusted OIBDA
On a consolidated basis, Adjusted OIBDA, a non-GAAP measure, is the primary measure used by our chief operating decision maker to evaluate segment operating performance. Adjusted OIBDA is also a key factor that is used by our internal decision makers to determine how to allocate resources to segments. As we use the term, Adjusted OIBDA is defined as operating income or loss before share-based compensation and other Employee Incentive Plan-related expense, depreciation and amortization, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted OIBDA is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. We believe our Adjusted OIBDA measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Adjusted OIBDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income or loss, net earnings or loss and other U.S. GAAP measures of income. A reconciliation of our operating income or loss to total Adjusted OIBDA is presented in the following table:

	Three months ended		Six months ended
	June 30,		June 30,
	2024	2023	2024	2023
	in millions

Operating income	$110.8	$135.4	$203.6	$242.0
Share-based compensation and other Employee Incentive Plan-related expense[1]	16.0	24.5	43.0	53.7
Depreciation and amortization	236.7	240.5	484.5	475.1
Impairment, restructuring and other operating items, net	25.6	40.8	32.2	70.5
Adjusted OIBDA	$389.1	$441.2	$763.3	$841.3

Operating income margin[2]	9.9%	12.1%	9.2%	10.9%

Adjusted OIBDA margin[3]	34.8%	39.4%	34.4%	37.9%
1.Includes expense associated with our LTVP, the vesting of which can be settled in either common shares or cash at the discretion of Liberty Latin America’s Compensation Committee.
2.Calculated by dividing operating income by total revenue for the applicable period.
3.Calculated by dividing Adjusted OIBDA by total revenue for the applicable period.

Adjusted Free Cash Flow Definition and Reconciliation
We define Adjusted Free Cash Flow (Adjusted FCF), a non-GAAP measure, as net cash provided by our operating activities, plus (i) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, (ii) expenses financed by an intermediary, (iii) proceeds received in connection with handset receivables securitization, (iv) insurance recoveries related to damaged and destroyed property and equipment and (v) certain net interest payments or receipts incurred or received, including associated derivative instrument payments and receipts, in advance of a significant acquisition, less (a) capital expenditures, net, (b) principal payments on amounts financed by vendors and intermediaries, (c) principal payments on finance leases, (d) repayments made associated with a handset receivables securitization, and (e) distributions to noncontrolling interest owners. We believe that our presentation of Adjusted FCF provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. Adjusted FCF should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view Adjusted FCF as a supplement to, and not a substitute for, U.S. GAAP measures of liquidity included in our consolidated statements of cash flows.
The following table provides the reconciliation of our net cash provided by operating activities to Adjusted FCF for the indicated period:

	Three months ended		Six months ended
	June 30,		June 30,
	2024	2023	2024	2023
	in millions

Net cash provided by operating activities	$156.9	$225.6	$180.2	$288.0
Cash payments for direct acquisition and disposition costs	2.5	2.1	3.3	3.5
Expenses financed by an intermediary[1]	48.6	52.6	80.8	93.9
Capital expenditures, net	(140.5)	(159.0)	(250.2)	(273.1)
Principal payments on amounts financed by vendors and intermediaries	(74.3)	(49.2)	(152.0)	(89.4)
Principal payments on finance leases	(0.3)	(0.3)	(0.5)	(0.5)
Repayments of handset receivables securitization	—	—	(18.4)	—
Adjusted FCF before distributions to noncontrolling interest owners	(7.1)	71.8	(156.8)	22.4
Distributions to noncontrolling interest owners	(10.7)	(40.8)	(10.7)	(41.2)
Adjusted FCF	$(17.8)	$31.0	$(167.5)	$(18.8)
1.For purposes of our consolidated statements of cash flows, expenses, including value-added taxes, financed by an intermediary are treated as operating cash outflows and financing cash inflows when the expenses are incurred. When we pay the financing intermediary, we record financing cash outflows in our condensed consolidated statements of cash flows. For purposes of our Adjusted FCF definition, we add back the operating cash outflows when these financed expenses are incurred and deduct the financing cash outflows when we pay the financing intermediary.

Rebase Information
Rebase growth rates are a non-GAAP measure. For purposes of calculating rebased growth rates, we reflect the translation of our prior-year results at the applicable average foreign currency exchange rates that were used to translate our results for the corresponding current-year period.
The rebased growth percentages are not necessarily indicative of the revenue and Adjusted OIBDA that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis and should be viewed as measures of operating performance that are a supplement to, and not a substitute for, U.S. GAAP reported growth rates.

The following tables provide the aforementioned adjustments made to the revenue and Adjusted OIBDA amounts for the periods indicated, to derive our rebased growth rates. Due to rounding, certain rebased growth rate percentages may not recalculate.
In the tables set forth below:
•reported percentage changes are calculated as current period measure, as applicable, less prior-period measure divided by prior-period measure; and
•rebased percentage changes are calculated as current period measure, as applicable, less rebased prior-period measure divided by rebased prior-period measure.
The following tables set forth the reconciliation from reported revenue to rebased revenue and related change calculations.

	Three months ended June 30, 2023
	C&W Caribbean	C&W Panama	Liberty Networks	Liberty Puerto Rico	Liberty Costa Rica	Corporate	Intersegment eliminations	Total
	In millions

Revenue – Reported	$356.3	$180.8	$118.6	$349.5	$135.2	$5.6	$(25.8)	$1,120.2
Rebase adjustment:
Foreign currency	(1.5)	—	2.2	—	6.9	—	—	7.6
Revenue – Rebased	$354.8	$180.8	$120.8	$349.5	$142.1	$5.6	$(25.8)	$1,127.8

Reported percentage change	3%	9%	—%	(12)%	9%	5%	N.M.	—%

Rebased percentage change	4%	9%	(1)%	(12)%	4%	5%	N.M.	(1)%
N.M. – Not Meaningful.

	Six months ended June 30, 2023
	C&W Caribbean	C&W Panama	Liberty Networks	Liberty Puerto Rico	Liberty Costa Rica	Corporate	Intersegment eliminations	Total
	In millions

Revenue – Reported	$710.1	$346.1	$227.3	$713.0	$264.4	$12.0	$(51.2)	$2,221.7
Rebase adjustment:
Foreign currency	(2.4)	—	5.6	—	18.9	—	—	22.1
Revenue – Rebased	$707.7	$346.1	$232.9	$713.0	$283.3	$12.0	$(51.2)	$2,243.8

Reported percentage change	3%	6%	—%	(11)%	13%	(8)%	N.M.	—%

Rebased percentage change	4%	6%	(2)%	(11)%	6%	(8)%	N.M.	(1)%
N.M. – Not Meaningful.

The following tables set forth the reconciliation from reported Adjusted OIBDA to rebased Adjusted OIBDA and related change calculations.

	Three months ended June 30, 2023
	C&W Caribbean	C&W Panama	Liberty Networks	Liberty Puerto Rico	Liberty Costa Rica	Corporate	Total
	In millions

Adjusted OIBDA – Reported	$146.3	$59.0	$72.2	$137.2	$50.1	$(23.6)	$441.2
Rebase adjustment:
Foreign currency	(0.6)	—	0.3	—	2.6	—	2.3
Adjusted OIBDA – Rebased	$145.7	$59.0	$72.5	$137.2	$52.7	$(23.6)	$443.5

Reported percentage change	7%	10%	(13)%	(48)%	7%	14%	(12)%

Rebased percentage change	8%	10%	(13)%	(48)%	1%	14%	(12)%

	Six months ended June 30, 2023
	C&W Caribbean	C&W Panama	Liberty Networks	Liberty Puerto Rico	Liberty Costa Rica	Corporate	Total
	In millions

Adjusted OIBDA – Reported	$286.5	$102.5	$135.8	$265.2	$95.3	$(44.0)	$841.3
Rebase adjustment:
Foreign currency	(1.0)	—	0.8	—	6.7	—	6.5
Adjusted OIBDA – Rebased	$285.5	$102.5	$136.6	$265.2	$102.0	$(44.0)	$847.8

Reported percentage change	7%	19%	(10)%	(47)%	17%	9%	(9)%

Rebased percentage change	8%	19%	(10)%	(47)%	10%	9%	(10)%
N.M. – Not Meaningful.

The following tables set forth the reconciliations from reported revenue by product for our C&W Caribbean segment to rebased revenue by product and related change calculations.

	Three months ended June 30, 2023
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	In millions

Revenue by product – Reported	$129.1	$99.9	$229.0	$127.3	$356.3
Rebase adjustment:
Foreign currency	(0.5)	(0.4)	(0.9)	(0.6)	(1.5)
Revenue by product – Rebased	$128.6	$99.5	$228.1	$126.7	$354.8

Reported percentage change	1%	4%	3%	5%	3%

Rebased percentage change	2%	5%	3%	5%	4%

	Six months ended June 30, 2023
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	In millions

Revenue by product – Reported	$256.0	$200.7	$456.7	$253.4	$710.1
Rebase adjustment:
Foreign currency	(0.8)	(0.8)	(1.6)	(0.8)	(2.4)
Revenue by product – Rebased	$255.2	$199.9	$455.1	$252.6	$707.7

Reported percentage change	2%	5%	3%	3%	3%

Rebased percentage change	2%	5%	3%	4%	4%

Non-GAAP Reconciliation for Consolidated Leverage Ratios
We have set forth below our consolidated leverage and net leverage ratios. Our consolidated leverage and net leverage ratios (Consolidated Leverage Ratios), each a non-GAAP measure, are defined as (i) the principal amount of debt and finance lease obligations less cash and cash equivalents and restricted cash related to debt divided by (ii) last two quarters of annualized Adjusted OIBDA. We generally use Adjusted OIBDA for the last two quarters annualized when calculating our Consolidated Leverage Ratios to maintain as much consistency as possible with the calculations established by our debt covenants included in the credit facilities or bond indentures for our respective borrowing groups, which are predominantly determined on a last two quarters annualized basis. For purposes of these calculations, adjusted total debt and finance lease obligations is measured using swapped foreign currency rates. We believe our consolidated leverage and net leverage ratios are useful because they allow our investors to consider the aggregate leverage on the business inclusive of any leverage at the Liberty Latin America level, not just at each of our operations. Investors should view consolidated leverage and net leverage as supplements to, and not substitutes for, the ratios calculated based upon measures presented in accordance with U.S. GAAP. Reconciliations of the numerator and denominator used to calculate the consolidated leverage and net leverage ratios as of June 30, 2024 and March 31, 2024 are set forth below:

	June 30, 2024		March 31, 2024
	in millions, except leverage ratios

Total debt and finance lease obligations	$8,080.7		$8,056.0
Discounts, premiums and deferred financing costs, net	55.6		60.4
Adjusted total debt and finance lease obligations	8,136.3		8,116.4
Less:
Cash and cash equivalents	598.6		668.5
Restricted cash related to debt[1]	13.0		8.0
Net debt and finance lease obligations	$7,524.7		$7,439.9

Operating income[2]:
Operating income for the three months ended December 31, 2023	N/A		$113.0
Operating income for the three months ended March 31, 2024	$92.8		92.8
Operating income for the three months ended June 30, 2024	110.8		N/A
Operating income – last two quarters	$203.6		$205.8
Annualized operating income – last two quarters annualized	$407.2		$411.6
Adjusted OIBDA[3]:
Adjusted OIBDA for the three months ended December 31, 2023	N/A		$431.9
Adjusted OIBDA for the three months ended March 31, 2024	$374.2		374.2
Adjusted OIBDA for the three months ended June 30, 2024	389.1		N/A
Adjusted OIBDA – last two quarters	$763.3		$806.1
Annualized Adjusted OIBDA – last two quarters annualized	$1,526.6		$1,612.2

Consolidated debt and finance lease obligations to operating income ratio	20.0	x	19.7	x
Consolidated net debt and finance lease obligations to operating income ratio	18.5	x	18.1	x
Consolidated leverage ratio	5.3	x	5.0	x
Consolidated net leverage ratio	4.9	x	4.6	x
N/A – Not Applicable.
1.Amount relates to restricted cash at Liberty Puerto Rico that serves as collateral against certain letters of credit associated with the funding received from the FCC to continue to expand and improve our fixed network in Puerto Rico.

2.Operating income or loss is the closest U.S. GAAP measure to Adjusted OIBDA, as discussed in Adjusted OIBDA above. Accordingly, we have presented consolidated debt and finance lease obligations to operating income and consolidated net debt and finance lease obligations to operating income as the most directly comparable financial ratios to our non-GAAP consolidated leverage and consolidated net leverage ratios.
3.Adjusted OIBDA is a non-GAAP measure. See Adjusted OIBDA above for reconciliation of Adjusted OIBDA to the nearest U.S. GAAP measure for the three months ended June 30, 2024. A reconciliation of our operating income to Adjusted OIBDA for the three months ended March 31, 2024 and December 31, 2023 is presented in the following table:

	Three months ended
	March 31, 2024	December 31, 2023
	in millions

Operating income	$92.8	$113.0
Share-based compensation and other Employee Incentive Plan-related expense	27.0	10.9
Depreciation and amortization	247.8	302.7
Impairment, restructuring and other operating items, net	6.6	5.3
Adjusted OIBDA	$374.2	$431.9

Non-GAAP Reconciliations for Our Borrowing Groups
The financial statements of each of our borrowing groups are prepared in accordance with U.S. GAAP. We include certain financial measures for our C&W, Liberty Puerto Rico and Liberty Costa Rica borrowing groups in this press release that are considered non-GAAP measures, including: (i) Adjusted OIBDA; (ii) Adjusted OIBDA Margin; (iii) Proportionate Adjusted OIBDA, (iv) rebased revenue and (v) rebased Adjusted OIBDA.
Adjusted OIBDA is defined as operating income or loss before share-based compensation and other Employee Incentive Plan-related expense, depreciation and amortization, related-party fees and allocations, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Proportionate Adjusted OIBDA is defined as Adjusted OIBDA less the noncontrolling interests' share of Adjusted OIBDA. We believe these measures at the borrowing group level are useful to investors because they are one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measures may not be directly comparable to similar measures used by other public companies. These measures should be viewed as measures of operating performance that are a supplement to, and not a substitute for, operating income or loss, net earnings or loss and other U.S. GAAP measures of income.

A reconciliation of C&W's operating income to Adjusted OIBDA and Proportionate Adjusted OIBDA is presented in the following table:

	Three months ended		Six months ended
	June 30,		June 30,
	2024	2023	2024	2023
	in millions

Operating income	$98.0	$54.2	$178.4	$114.8
Share-based compensation and other Employee Incentive Plan-related expense	6.5	7.7	14.4	13.9
Depreciation and amortization	143.0	150.6	296.5	298.2
Related-party fees and allocations	26.8	28.2	48.0	43.6
Impairment, restructuring and other operating items, net	10.1	37.0	13.8	54.2
Adjusted OIBDA	284.4	277.7	551.1	524.7
Noncontrolling interests' share of Adjusted OIBDA	48.3	42.9	91.8	77.9
Proportionate Adjusted OIBDA	$236.1	$234.8	$459.3	$446.8
A reconciliation of Liberty Puerto Rico's operating income to Adjusted OIBDA is presented in the following table:

	Three months ended		Six months ended
	June 30,		June 30,
	2024	2023	2024	2023
	in millions

Operating income	$(19.1)	$61.9	$(28.5)	$117.1
Share-based compensation and other Employee Incentive Plan-related expense	1.9	1.7	4.4	3.5
Depreciation and amortization	62.0	58.8	124.8	114.7
Related-party fees and allocations	13.4	12.4	26.0	24.5
Impairment, restructuring and other operating items, net	12.9	2.4	13.5	5.4
Adjusted OIBDA	$71.1	$137.2	$140.2	$265.2
A reconciliation of Liberty Costa Rica's operating income to Adjusted OIBDA is presented in the following table:

	Three months ended		Six months ended
	June 30,		June 30,
	2024	2023	2024	2023
	CRC in billions

Operating income	14.2	13.0	31.6	21.4
Share-based compensation and other Employee Incentive Plan-related expense	0.4	0.2	0.4	0.3
Depreciation and amortization	12.3	13.6	24.5	26.4
Related-party fees and allocations	0.4	0.3	0.7	0.6
Impairment, restructuring and other operating items, net	0.1	—	0.2	3.8
Adjusted OIBDA	27.4	27.1	57.4	52.5

The following table sets forth the reconciliations from reported revenue for our C&W borrowing group to rebased revenue and related change calculations:

	Three months ended June 30, 2023	Six months ended June 30, 2023
	in millions

Revenue – Reported	$634.5	$1,241.7
Rebase adjustment:
Foreign currency	0.8	3.2
Revenue – Rebased	$635.3	$1,244.9

Reported percentage change	4%	3%

Rebased percentage change	4%	3%
The following table sets forth the reconciliation from Adjusted OIBDA for our C&W borrowing group to rebased Adjusted OIBDA and related change calculations:

	Three months ended June 30, 2023	Six months ended June 30, 2023
	in millions

Adjusted OIBDA – Reported	$277.7	$524.7
Rebase adjustment:
Foreign currency	(0.4)	(0.3)
Adjusted OIBDA – Rebased	$277.3	$524.4

Reported percentage change	2%	5%

Rebased percentage change	3%	5%